EXHIBIT 99.1

Social Reality Announces Uplisting to The NASDAQ Capital Market

Company to Commence Trading on NASDAQ on October 13, 2016 Under New Ticker Symbol SRAX

LOS ANGELES, CA - October 12, 2016 - Social Reality, Inc. (OTCQB: SCRI), an Internet advertising and platform technology company that provides tools to automate the digital advertising market, announced today that its Class A common stock has been approved for listing on the NASDAQ Capital Market LLC. The company's Class A common stock will begin trading under the symbol “SRAX” at the opening of trading on Thursday, October 13, 2016.

"Uplisting to NASDAQ is a tremendous accomplishment and corporate milestone for Social Reality. We believe that trading on the NASDAQ Capital Market will help generate increased visibility, better liquidity, greater access to capital, and attract a broader range of institutional investors to prompt our growth initiatives and enhance stockholder value," said Christopher Miglino, CEO of Social Reality.

About Social Reality

Social Reality, Inc. is an Internet advertising company that provides tools to automate the digital advertising market. The company’s Social Reality Ad Exchange (SRAX) is a real-time bidding (RTB) management platform for brands and publishers that allows brands to launch, distribute, track and optimize social and digital media and consumer engagement campaigns. SRAXmd is a healthcare-focused programmatic RTB exchange that allows pharma brands and publishers of medical content to create custom exchanges that invite specific advertisers to bid on inventory on their sites. The SRAX Social tool is a social media platform and complete management tool that allows brands to launch, distribute, track and optimize social and digital media and consumer engagement campaigns. For more information, please visit www.socialreality.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including, but not limited to, our ability to achieve the expected benefits of a NASDAQ listing. All information provided in this press release is as of the date of this release. Except as required by law, Social Reality, Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Investor Contact:

For further investor and media information contact:

Robert Haag
Managing Director
IRTH Communications
SCRI@irthcommunications.com
1-866-976-4784